Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of
W Holding Company, Inc.
Mayagüez, Puerto Rico

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-103905 of W Holding Company, Inc. on Form S-3 of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1, 2001), appearing in the Annual Report on Form 10-K/A of W Holding Company, Inc. for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
May 12, 2003

Stamp No. 1878620
affixed to original.